Alpharma Second Quarter 2003 Results Consistent With Guidance

DEPS of $0.25 Excluding Loss on Extinguishment of Debt

Fort Lee, NJ July 23, 2003 Alpharma Inc. (NYSE:ALO), a leading global specialty pharmaceutical company, today announced a second quarter 2003 net loss and diluted loss per share of $4.2 million and $0.08, respectively, including a $17.3 million ($0.33 per share) loss on extinguishment of debt related to the April 2003 private placement of Senior Notes due 2011. Excluding the loss on extinguishment of debt, net income and diluted earnings per share ("DEPS") for the second quarter were $13.1 million and $0.25 respectively, consistent with company guidance of $0.23 to $0.27 DEPS. In the second quarter of 2002, the company reported net income of $10.3 million and DEPS of $0.20. Revenues in the quarter were $334.4 million, an increase of 11% versus 2002. Excluding the impact of foreign currency, revenues grew 5%.

"Human pharmaceutical revenues grew 19% in the second quarter, 12% excluding currency, driven by our Active Pharmaceutical Ingredients ("API") business and branded products in the U.S. Pharmaceuticals business," commented Ingrid Wiik, President and Chief Executive Officer of Alpharma. "International Generics revenues increased modestly, excluding currency, as volume increases were offset by price declines. Animal Health revenues declined reflecting the expected increased generic competition. Overall, diluted earnings per share grew 25% versus last year, excluding the loss on extinguishment of debt."

"Although second quarter diluted earnings per share met our expectations, our U.S. Pharmaceuticals business had a difficult quarter," said Ms. Wiik. "The remediation of our U.S. facilities is a top priority for Alpharma and is challenging for our operations. Our remediation efforts continue to require a limited liquid product offering and significantly reduced production in Baltimore. Remediation spending continues at high levels resulting in lower operating margins. In addition, the production of branded products created a bottleneck for certain modified release generic products that the company plans to correct in the third quarter as additional capacity comes on line."

For the fourth consecutive quarter, free cash flow, excluding debt placement fees was positive, amounting to approximately $6 million in the quarter. Free cash flow is defined as operating cash flow after capital expenditures and dividend payments. The debt placement fees of $22.2 million, related to the private placement of Senior Notes due 2011, negatively impacted free cash flow in the quarter. The proceeds from this private placement were used to refinance existing debt at a more favorable interest rate. The effective interest rate on the associated debt was reduced from 12.5% to 8.625%. Total debt at June 30, 2003 was $892 million.

Second Quarter 2003 Business Review

Human Pharmaceuticals

U.S. Pharmaceuticals: U.S. revenues increased 6.9% in the quarter compared to the prior year driven by sales of the company's branded product, Kadian. Sales of generic products declined 12% due to remediation efforts at the Baltimore liquids plant and modified release capacity constraints in the Elizabeth solid dose plant. In the second quarter, specialized modified release manufacturing capacity was dedicated to Kadian production in order to address product shortages and expected demand. The product shortages were created by underproduction of Kadian in the first quarter. As a result, production was reduced on certain generic products resulting in backorders at the end of the second quarter. To eliminate the capacity constraint for this specialized production, the company plans to expand its capacity in the third quarter. The company believes it now has sufficient branded product in the marketplace to support expected demand. Due to increased remediation efforts, total annual production in Baltimore has been reduced. Production at this site in the second half of 2003, however, is expected to significantly increase versus first half levels.

While operating margins in U.S. Pharmaceuticals were positively impacted by branded sales, overall margins declined to 6.3% from 14.7% last year due primarily to lower generic production and remediation efforts, including approximately $5 million of external consulting spending. Margins were further impacted by the addition of internal quality and manufacturing personnel associated with remediation efforts. In addition, approximately $3 million of inventory reserves were recorded in the second quarter of 2003 for liquid products that have been discontinued.

International Generics: Revenues increased 22% to $98.4 million compared to $80.5 million in 2002. Excluding positive currency impacts, revenues grew 5% as the impact of new products and higher volumes in key markets was offset by lower prices.

International Generics operating margins were 9.3% in 2003 compared to 12.1% in the second quarter of 2002. New product launches favorably impacted margins in 2002. Margins in 2003 were negatively impacted by lower prices.

Active Pharmaceutical Ingredients: API revenues increased to $35.7 million compared to revenues of $19.5 million in 2002. Excluding the impact of foreign currency, revenues grew 76%. This growth was driven by significant price increases on selected products, and higher volumes of Vancomycin. Operating margins increased to 62.2% compared to 48.2% in 2002, principally due to increased pricing.

The expansion of Vancomycin capacity in the Copenhagen plant is nearing completion with increased manufacturing scheduled for August 2003. The company plans to commence capacity expansion for Tobramycin at the Copenhagen site in December 2003.

Animal Health

Second quarter 2003 revenues declined to $68.8 million compared to $78.4 million in 2002. Revenue declines reflect increased competition in the swine and cattle segments. Operating margins declined to 4.4% compared to 8.8% in last year's second quarter reflecting lower prices.

Second Quarter Comparison of Other Consolidated Income Statement Items

Interest expense and amortization of debt issuance costs decreased $2.8 million year-to-year due to decreased debt levels, lower interest rates, and reduced amortization caused by the write-off of unamortized loan costs.

Loss on extinguishment / conversion of debt was $28.4 million in the second quarter of 2003. The loss includes $22.2 million of placement fees paid to the initial purchasers of the related notes and the write-off of $6.2 million of unamortized loan costs.

Other income (expense) was $1.2 million of income in 2003 compared to ($1.7) million of expense in 2002, reflecting foreign exchange gains in 2003 compared to losses in 2002.

The effective tax rate in the second quarter of 2003 was 29% excluding the loss on extinguishment of debt and the related tax benefit. Including these costs, the tax benefit was 58%.

Remediation

Based on progress to date, the company has revised its estimate for remediation spending in 2003. The company originally estimated that costs incurred at its Baltimore site would total $30 million over 18-20 months, and costs incurred at its Elizabeth site would be $8 million in 2003. A total of $23 million in costs was expected to impact 2003: $15 million related to the Baltimore site and $8 million to the Elizabeth site. These estimates included both external spending on consultants and additional quality and manufacturing personnel to comply with cGMP requirements. Year-to-date 2003 costs amount to $19 million, of which $12 million relates to external consultants.

The current estimated cost for full year 2003 is $36 million of which $18 million relates to external consultants. The increased costs are largely due to the need for more extensive work in Baltimore following the completion by the company of a systems assessment, and the acceleration of certain remediation efforts in Elizabeth from year-end 2003 to the third quarter of 2003. The company expects an FDA inspection of the Baltimore site in the third quarter and an inspection of the Elizabeth facility late in the third quarter or early in the fourth quarter. The company expects to substantially complete remediation in Elizabeth in 2003 and in Baltimore in 2004.

Approximately half of the estimated full year 2003 costs are the result of increased internal resources with the remainder relating to the costs of external consultants. The additional internal staffing levels are necessary to support the company's commitment to FDA compliance. The additional costs associated with these added internal resources are expected to continue beyond the remediation period and result in future productivity savings and increased production. External consulting costs declined sequentially in the first and second quarters of 2003 and are expected to continue to decline throughout the year.

2003 Outlook

The company is maintaining its previously announced full year DEPS guidance of $1.15 to $1.25, excluding the loss on extinguishment of debt. The company's outlook for third quarter 2003 DEPS is $0.25 to $0.30. The second half outlook includes continued strong performance by the API business, a significant increase in liquids production, and normal seasonal patterns in our Animal Health business. The company's outlook also excludes to the potential effect of any future transactions outside the ordinary course of the company's business. On a U.S. GAAP basis, including the loss on extinguishment of debt, the company expects 2003 DEPS in the range of $0.82 - $0.92. The company also affirmed its full year outlook for free cash flow of $70 million, excluding debt placement fees.

"Our highest focus continues to be remediation in our U.S. Pharmaceutical sites and we are making clear progress. We have significantly enhanced validation practices at both sites. We expect to substantially complete remediation in Baltimore in 2004, and we have accelerated plans in Elizabeth," commented Ingrid Wiik, President and Chief Executive Officer of Alpharma. "Our operating profile continues to improve. Our higher margin Kadian and API businesses continue to grow, positioning the company for margin improvement going forward. Finally, we expect to continue to improve working capital, generate free cash flow and reduce debt levels."

In addition to the risks to its operations described in the company's 2002 Annual Report on Form 10-K, the company's 2003 outlook assumes the ability to operate its Baltimore and Elizabeth plants at presently estimated production levels and remediation spending consistent with comments above. Assumptions inherent in the company's outlook could be impacted by future FDA actions or new information acquired as the company continues to implement its corrective action plan. This outlook includes the company's assessment of the full positive impact of its recent price increases on selected API products.

Presentation of Information in this Press Release

In an effort to provide investors with additional information regarding Alpharma's results as determined by U.S. Generally Accepted Accounting Principles (GAAP), the company also discloses certain non-GAAP information which management believes provides useful information to investors. Within this press release, the company has disclosed the impact of the loss on extinguishment of debt on net income (loss) amounts to assist the reader in understanding the impact of these charges on the company's financial results.

Alpharma Inc. (NYSE: ALO) is a growing specialty pharmaceutical company with expanding global leadership positions in products for humans and animals. Uniquely positioned to expand internationally, Alpharma is presently active in more than 60 countries. Alpharma is the #5 manufacturer of generic pharmaceutical products in the U.S., offering solid, liquid and topical pharmaceuticals. It is also one of the largest manufacturers of generic solid dose pharmaceuticals in Europe, with a growing presence in Southeast Asia. Alpharma is among the world's leading producers of several important pharmaceutical-grade bulk antibiotics and is internationally recognized as a leading provider of pharmaceutical products for poultry, swine, cattle, and vaccines for farmed-fish worldwide.

Statements made in this press release include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including those relating to financial expectations for the year 2003, involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Information on other significant potential risks and uncertainties not discussed herein may be found in the Company's filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2002.

Alpharma press releases are also available at our website: http://www.alpharma.com.

If you would like to receive Alpharma press releases via email please contact: investorrelations@alpharma.com.

Alpharma management will hold a conference call to discuss second quarter 2003 results at 8:00 A.M Eastern Daylight Time on July 24, 2003. A powerpoint presentation which management will refer to on the call is available at www.Alpharma.com. The call will be open to all interested parties and may be accessed by using the following information:

CONFERENCE CALL ACCESS

Domestic Dial In: (800) 374-0147

International Dial In: (706) 634-5431

Investors can access the call in a "listen only" mode via the Internet at http://www.streetevents.com or http://www.companyboardroom.com.

In addition, for those unable to participate at the time of the call, a rebroadcast will be available following the call from Thursday, July 24, 2003 at 12:00 PM Eastern Daylight Time until Thursday, July 31, 2003 at midnight. The rebroadcast may be accessed on the Internet at http://www.streetevents.com or by telephone using the following information:

REBROADCAST ACCESS

Domestic Dial In: (800) 642-1687

International Dial In: (706) 645-9291

Participant Code: 1596814

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Alpharma Inc.
Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Total revenue	$334,351	$301,716	$638,417	$574,394
Cost of sales	193,735	168,342	369,561	330,631
Gross profit	140,616	133,374	268,856	243,763
Selling, general and administrative expenses	91,778	82,117	177,245	159,022
Research and development	15,670	15,936	30,375	32,941
Operating income	33,168	35,321	61,236	51,800
Interest expense and amortization of debt issuance costs	(15,884)	(18,718)	(32,848)	(38,910)
Loss on extinguishment / conversion of debt	(28,408)	--	(29,100)	(48,689)
Other income (expense), net	1,193	(1,743)	1,882	(1,164)
Income (loss) before income taxes	(9,931)	14,860	1,170	(36,963)
Provision (benefit) for income taxes	(5,721)	4,598	(2,502)	(15,689)
Net income (loss)	$(4,210)	$10,262	$3,672	$(21,274)

Average common shares outstanding Basic Diluted	51,568 52,140	51,170 51,264	51,508 51,967	48,315 48,315

Earnings per common share: Basic
Net income (loss)	$(0.08)	$ 0.20	$0.07	$(0.44)
Diluted
Net income (loss)	$(0.08)	$ 0.20	$0.07	$(0.44)

Dividends per common share	$ .045	$ .045	$0.09	$ 0.09

Consolidated Condensed Balance Sheet
(In thousands)

	June 30, 2003 (unaudited)	December 31, 2002
Current assets	$ 702,554	$ 671,429
Non-current assets	1,616,952	1,625,495
Total assets	$2,319,506	$2,296,924

Current liabilities	$ 361,910	$ 375,216
Long-term debt: Senior Subordinated notes	669,750 178,430	471,561 375,705
Deferred taxes and other	55,563	69,214
Stockholders' equity	1,053,853	1,005,228
Total liabilities and stockholders' equity	$2,319,506	$2,296,924

ALPHARMA INC.
Operating Results by Segment (Unaudited)
(in millions)

Three Months Ended June 30,	Revenues		Operating Income (loss)
	2003	2002	2003	2002

U.S. Pharmaceuticals	$132.4	$123.9	$8.3	$18.2

International Generics	98.4	80.5	9.2	9.7

Active Pharmaceutical Ingredients	35.7	19.5	22.2	9.4

Total Human Pharmaceuticals	266.5	223.9	39.7	37.3

Animal Health	68.8	78.4	3.0	6.9

Unallocated and Eliminations	(.9)	(.6)	(9.5)	(8.9)

Total	$334.4	$301.7	$33.2	$35.3

ALPHARMA INC.
Operating Results by Segment (Unaudited)
(in millions)

Six Months Ended June 30,	Revenues		Operating Income (loss)
	2003	2002	2003	2002

U.S. Pharmaraceuticals	$256.5	$237.4	$19.2	$24.8

International Generics	183.8	151.7	16.9	15.9

Active Pharmaceutical Ingredients	66.5	38.8	39.1	18.7

Total Human Pharmaceuticals	506.8	427.9	75.2	59.4

Animal Health	135.8	149.0	5.6	8.9

Unallocated and Eliminations	(4.2)	(2.5)	(19.6)	(16.5)

Total	$638.4	$574.4	$61.2	$51.8